UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 6, 2024
Date of Report (Date of earliest event reported)

MAGNITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36384	20-8881738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Broadway, 15th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 243-2769
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	MGNI	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 6, 2024, Magnite, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Morgan Stanley Senior Funding, Inc. as term loan administrative agent and Citibank, N.A. as revolving facility administrative agent and collateral agent, and other lender parties thereto. The Credit Agreement provides for a $365 million seven-year senior secured term loan facility and a $175 million senior secured revolving credit facility. The proceeds from the term loan facility were used to repay in full the outstanding facilities under a credit agreement (the "Existing Credit Agreement") with Goldman Sachs Bank USA as administrative agent and collateral agent, dated as of April 30, 2021. The revolving credit facility will be available for general corporate purposes. The obligations under the Credit Agreement are secured by substantially all of the assets of the Company pursuant to a collateral agreement entered into with the collateral agent.
Amounts outstanding under the Credit Agreement accrue interest at a rate equal to, (1) for the term loans, at the Company’s election, Term SOFR (as defined in the Credit Agreement) plus a margin of 4.50% per annum, or ABR (as defined in the Credit Agreement) plus a margin of 3.50%, and (2) for the revolving loans, at the Company’s election, Term SOFR plus a margin of 3.50% to 4.00%, or ABR plus a margin of 2.50% to 3.00%, in each case, depending on the Company’s first lien net leverage ratio.
The covenants of the Credit Agreement include customary negative covenants that, among other things, restrict the Company’s ability to incur additional indebtedness, grant liens and make certain acquisitions, investments, asset dispositions and restricted payments. In addition, the Credit Agreement contains a financial covenant, tested on the last day of any fiscal quarter if utilization of the revolving credit facility exceeds 35% of the total revolving commitments, that requires the Company to maintain a first lien net leverage ratio not greater than 3.25 to 1.00.
The Credit Agreement includes customary events of default, and customary rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate the loans, terminate the commitments thereunder and realize upon the collateral securing the obligations under the Credit Agreement.
The foregoing description of the material terms of the Credit Agreement is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Credit Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending December 31, 2023.

Item 1.02. Termination of a Material Definitive Agreement.

On February 6, 2024, the net proceeds received by the Company under the term loan facility pursuant to the Credit Agreement were used, among other things, to terminate the Existing Credit Agreement and repay in full the outstanding facilities under the Existing Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 6, 2024, Magnite issued a press release announcing the entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 of Form 8-K and therefore shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Press Release re: Credit Agreement dated February 6, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNITE, INC.

Date:	February 6, 2024	By:	/s/ David Day
David Day
Chief Financial Officer